Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
               We consent to the inclusion in this Registration Statement of Fauquier Bankshares, Inc. on Form S-8 relating to Stock Incentive Plan of our report dated March 13, 2009 on the consolidated financial statements of Fauquier Bankshares, Inc. for the year ended December 31, 2008, and our report dated March 13, 2009 on the effectiveness of internal control over financial reporting of Fauquier Bankshares, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
August 21, 2009